Item 30. Exhibit (h) i. u. 1. ii.

AMENDMENT TO THE FUND PARTICIPATION AGREEMENT

AMONG VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC.,

VANGUARD MARKETING CORPORATION and C.M. LIFE INSURANCE COMPANY

THIS AMENDMENT, made and entered into as of the 1st day of August, 2024, amends the Participation Agreement entered into as of the 16th day of September, 2021, as amended (the “Agreement”) by and among VANGUARD VARIABLE INSURANCE FUND (the “Fund”), a Delaware business trust, THE VANGUARD GROUP, INC. (the “Sponsor”), a Pennsylvania corporation, VANGUARD MARKETING CORPORATION (the “Distributor”), a Pennsylvania corporation, and C.M. LIFE INSURANCE COMPANY, a Connecticut life insurance company (the “Company”).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	The foregoing WHEREAS clause is hereby incorporated by reference.

2.	Definitions. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned to them in the Agreement.

3.	Amendment. The Agreement is hereby amended as follows:

a.	The parties wish to amend the Agreement to add MML Bay State Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add MML Bay State Life Insurance Company to the Agreement with the same rights and obligations as C.M. Life Insurance Company thereunder.

b.	All references in the Agreement to “Company” shall be deemed to include MML Bay State Life Insurance Company.

c.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	No Other Amendments. Except as specifically modified herein, the Agreement remains in full force and effect.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy or a copy emailed in electronic format of this Amendment, including the signature pages hereto, shall be deemed an original.

[The remainder of this page is intentionally blank. Signatures to follow.]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 1st day of August, 2024.

C.M. Life Insurance Company		Vanguard Variable Insurance Fund

By:	/s/ Michael S. Dunn	By:	/s/ John Schadl
Name:	Michael S. Dunn	Name:	John Schadl
Title:	Vice President	Title:	Assistant Secretary

MML Bay State Life Insurance Company		The Vanguard Group, Inc.

By:	/s/ Michael S. Dunn	By:	/s/ Carolyn Sherry
Name:	Michael S. Dunn	Name:	Carolyn Sherry
Title:	Vice President	Title:	Head of TA Operations

Vanguard Marketing Corporation

		By:	/s/ Carolyn Sherry
		Name:	Carolyn Sherry
		Title:	Head of TA Operations

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated and effective as of August 1, 2024)

Name of Separate Account	Contracts Funded by Separate Account
C.M. Life Variable Life Separate Account I Established February 2, 1995	Electrum SelectSM Apex VULSM
MML Bay State Variable Life Separate Account II, MML Bay State Variable Life Separate Account III, MML Bay State Variable Life Separate Account IV, MML Bay State Variable Life Separate Account V	Strategic Life 5